Exhibit 10.4

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE (hereinafter called “Amendment”) is made and entered into November 30, 2006, by and between Watsonville Freeholders, a California limited partnership (hereinafter called “Landlord”) and West Marine Products, Inc., a California corporation (hereinafter called “Tenant”).

RECITALS

A. By lease agreement dated June 26, 1997, as amended by (a) Landlord Subordination dated February 6, 2003, (b) First Amendment of Lease dated July 27, 2005, and (c) Second Amendment of Lease dated December 21, 2005 (hereinafter collectively “Lease”), Landlord leased to Tenant an approximately eighty-nine thousand, two hundred eleven (89,211) square-foot premises located at 500 Westridge Drive, Watsonville, CA 95076 (the “Demised Premises”). The Demised Premises is more particularly described in the Lease.

B. Landlord and Tenant now desire to further amend the Lease in certain respects.

AGREEMENT

For and in consideration of the recitals above made and the promises and agreements that follow, and other good and valuable consideration, the parties agree as follows:

1. Expansion. The Demised Premises shall be increased by the adjacent space (the “Additional Premises”), shown on Exhibit A attached hereto, consisting of approximately eleven thousand, six hundred (11,600) square feet, including access to one exterior door and the ramp to the rollup door as shown on Exhibit A-1 hereto. The resultant premises, consisting of the Demises and the Additional Premises, being all the premises shown on the attached Exhibit A-1 hereto (the “New Premises”), will be a total of approximately one-hundred eight thousand and eleven (100,811) square feet. The Additional Premises may be used by Tenant only for storage space of Tenant’s personal property and may not be used for office or other purposes than storage. The Additional Premises does not include the mezzanine about the Additional Premises.

2. Term for the Additional Premises. The term for the Additional Premises shall begin on the later of the date Landlord delivers to Tenant the Additional Premises in the condition required by Paragraph 5, below (“Landlord’s Work”) and December 1, 2006 (the “Additional Premises Commencement Date”). Upon the Additional Premises Commencement Date, the Demised Premises and the Additional Premises shall form the New Premises, and thereafter all references in the Lease and herein to the “Demised Premises” shall be the same as the New Premises.

3. Rent for the Additional Premises. The Additional Premises are leased on a gross basis, and the rental rate set forth in this paragraph is inclusive of common area maintenance, insurance and real estate tax expenses. Commencing on the Delivery Date, Tenant shall pay Fixed Rent for the Additional Premises in the monthly amount of seven thousand, eight hundred eighty-eight and no/100 Dollars ($7,888.00) ($94,656.00 annually).

4. Alterations to the Additional Premises. (A) Upon the full execution of this Amendment, Landlord shall proceed with diligence, at Landlord’s sole cost and expense, in making the to the Additional Premises ready to enable Landlord to deliver the Additional Premises to Tenant, free of Hazardous Materials (as defined in the Lease), in broom clean condition, free of all personal property and other tenants or occupants, with demising wall in place as described below in this Section (all of which shall be collectively referred to as the “Landlord’s Work”).

(B) Landlord shall, at Landlord’s sole cost and expense, prior to the Delivery Date, install a chain-link fence to demise the Additional Premises from the remainder of Landlord’s space adjacent to the Additional Premises, a minimum of twelve (12) feet high, containing at the top of such fence a bifurcated three (3)-strand barbwire cap, for security purpose of Tenant’s property to be stored in the Additional Premises. Any other improvements and fixturization desired by Tenant shall be installed by Tenant at Tenant’s sole cost and expense.

(C) If the Additional Premises shall not be delivered to Tenant in accordance with this Section entitled “Alterations to the Additional Premises” by December 1, 2006 (the “Delivery Date”) and all other provisions of this Amendment for any reason whatsoever on the Delivery Date, Tenant may, at Tenant’s option, terminate this Amendment by written notice to Landlord; whereupon this Amendment shall thenceforth be null and void and of no further effect. The foregoing rights of termination and cancellation shall not be exclusive of any other rights or remedies of Tenant for the enforcement of the obligations of Landlord under this Amendment.

5. Shared Costs. The Additional Premises and Landlord’s adjacent space share one electric meter, for which Tenant shall pay invoices for all electric consumption for the Additional Premises. Should Landlord allow another occupant of Landlord’s space adjacent to the Additional Premises, whose use is also storage or warehouse, the electric consumption invoices for the Additional Premises and Landlord’s adjacent space will be divided between Tenant and such other occupant on the basis of the level of consumption by each; and if there is no difference, on the basis of square feet occupied. There shall be no other shared costs; and the rental rate for the Additional Premises is gross and includes any and all Tenant liability for Common Area, Insurance and Tax charges (“NNN Charges”) under Subparagraph 3.03 of the Lease.

6. Commencement Letter. Promptly after the Additional Premises Commencement Date, Landlord and Tenant will execute a commencement letter setting forth the exact Additional Premises Commencement Date, and exact square footage of the New Premises, Fixed Rent for the New Premises, and other usual and customary provisions. Tenant may remeasure the New Premises at its election. Rent shall be adjusted proportionately depending on the exact square footage of the New Premises.

7. Tenant’s Work Prior to Rent Commencement Date. Tenant shall have the right to enter into the Additional Premises upon the Delivery Date and prior to the Rent Commencement Date, free from payment of Fixed Rent, to install alterations, additions and leasehold improvements (“Tenant’s Work”) after Landlord has obtained a Certificate of Occupancy therefor, if required by local Building Codes. Tenant agrees to restrict access by its employees to the best of Tenant’s ability to the construction area until the Delivery Date. Tenant’s Work will be constructed and installed in a good and workmanlike manner, in accordance with all laws, ordinances and regulations relating thereto, and in accordance with plans and specifications approved by Landlord (the “Approved Tenant Plans”). Tenant shall be entitled to make any changes in the Approved Tenant Plans that may be required by any governmental agency having jurisdiction over Tenant’s Work without first obtaining Landlord’s prior written consent thereto. The cost of any such changes shall be borne by Tenant, unless the work in question is related to a Landlord repair responsibility under the Lease. If the construction of any Tenant’s Work requires penetration of the roof of the Building in which the Additional Premises is situated, then (at Tenant’s option and upon written request from Tenant to Landlord) Landlord shall perform such penetration and shall install any of such Tenant’s Work to be constructed on the roof, and Tenant shall reimburse Landlord the reasonable cost of such work. Tenant need not restore the New Premises to its original condition upon surrender of the New Premises at the expiration of the Term of the Lease or any renewal term, if exercised.

9. Renewal Options. Landlord and Tenant do hereby further agree that the Term for the Additional Premises shall be coterminous with the term for the Demised Premises, including any renewal options, if exercised by Tenant.

10. Intentionally Omitted.

11. Cooperation. Landlord and Tenant shall cooperate to assure, to the greatest extent reasonably possible, that the Delivery Date occurs prior to December 1, 2006, and that Tenant’s Work as described herein be completed in a timely manner. If Tenant desires to lease the mezzanine above the Demised Premises, the parties covenant with each other in good faith to cooperate to negotiate a further Amendment to the Lease to add such mezzanine space to the Demised Premises, at a rental rate not exceeding twenty-five cents ($0.25) per square foot.

12. Defined Terms. Unless otherwise defined in this Amendment, all capitalized terms and phrases used in this Amendment shall have the same meaning attributed to them in the Lease.

13. Affirmation. Except as modified by this Amendment, the Lease remains unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment.

LANDLORD:		TENANT:

Watsonville Freeholders		West Marine Products, Inc.

By:	/s/ Randolph K. Repass	By:	/s/ Peter Harris
	Randolph K. Repass		Peter Harris
	General Partner		President and C.E.O.

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